Exhibit 99.1

Aspire Global Inc.

14 Jian’an Road

Tangwei Fuyong Town

Bao’an District, Shenzhen

Guangdong Province, China

July 22, 2021

VIA EDGAR

U.S. Securities and Exchange Commission

Division of Corporation Finance

Office of Manufacturing

100 F Street, NE

Washington, D.C. 20549

Attn: Mr. Sergio Chinos

Re:	Aspire Global Inc.
Registration Statement on Form F-1
Filed June 22, 2021
File No. 333-257293

Dear Mr. Chinos:

The undersigned, Aspire Global Inc., a Cayman Islands company (the “Company”), is submitting this letter via EDGAR to the Securities and Exchange Commission (the “Commission”) in connection with the filing of the Company’s above-referenced registration statement on Form F-1 (the “Registration Statement”) relating to the Company’s initial public offering (“IPO”) of ordinary shares.

The Company has included in the Registration Statement its audited consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America, as of June 30, 2020 and 2019 and for each of the two fiscal years ended June 30, 2020 and 2019, and unaudited interim consolidated financial statements as of December 31, 2020 and for each of the six-month periods ended December 31, 2020 and 2019.

Item 8.A.4 of Form 20-F states that the last year of audited financial statements for a company in a Registration Statement on Form F-1 may not be older than 15 months at the time of the offering, provided that, in the case of a company’s IPO, the Registration Statement on Form F-1 must contain audited financial statements of a date not older than 12 months from the date of the IPO.

Pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, a company may comply with the 15-month requirement in this item if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.

The Company hereby represents to the Commission that:

1.             The Company is not currently a public reporting company in any other jurisdiction.

2.             The Company is not required by any jurisdiction outside the United States to prepare, and has not prepared, financial statements audited under any generally accepted auditing standards for any interim period.

3.             Compliance with Item 8.A.4 is impracticable and involves undue hardship for the Company.

4.             The Company does not anticipate that its audited financial statements for the year ended June 30, 2021 will be available until September 2021.

5.             In no event will the Company seek effectiveness of the Registration Statement if its audited financial statements are older than 15 months at the time of the offering.

The Company is hereby filing this letter as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

Please do not hesitate to contact me if you have any questions regarding the foregoing or if we can provide any additional information.

Sincerely,

Aspire Global Inc.

By:	/s/ Tuanfang Liu
Name:	Tuanfang Liu
Title:	Chief Executive Officer